CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee
Common shares underlying Warrants, par value $0.01 per share	1,277,776	$4.08	$5,213,326.08	$604.22
Total	1,277,776	$4.08	$5,213,326.08	$604.22

(1)
This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registrant's Registration Statement on Form F-3 in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional common shares as may be issued or become issuable after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the reported high and low prices of the common shares on The New York Stock Exchange on August 30, 2017.

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated March 18, 2016)	Registration No. 333-210284

1,277,776 Common Shares
Scorpio Tankers Inc.

Common Shares
________________________

This prospectus supplement relates to the sale, in one or more offerings, of up to 1,277,776 of our common shares, par value $0.01 per share, to be issued to or that may be acquired through the exercise of rights under certain instruments governing our securities as further described herein by, the selling shareholder named in this prospectus supplement. We provide more information about the selling shareholder and the related transactions in the section titled "Selling Shareholder" on page S-10 of this prospectus supplement.

The selling shareholder identified in this prospectus supplement may sell shares from time to time on or off The New York Stock Exchange (the "NYSE") in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. For additional information on the methods of sale that may be used by the selling shareholder, see the section entitled "Plan of Distribution" on page S-14. We are not offering any securities pursuant to this prospectus supplement, and we will not receive any proceeds from the offering.

Our common shares are traded on the NYSE under the symbol "STNG." This prospectus supplement should be read in conjunction with, and may not be delivered or used without, the prospectus. This prospectus supplement is qualified by reference to and the information incorporated by reference in the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained or incorporated by reference in the prospectus.

________________________

Investing in our common shares involves risks. You should carefully consider each of the factors described under "Risk Factors" on page S-3 of this prospectus supplement, beginning on page 4 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, before you make any investment in our common shares.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

Prospectus Supplement dated September 1, 2017

TABLE OF CONTENTS
Page
PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
SUMMARY	S-2
RISK FACTORS	S-3
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	S-7
USE OF PROCEEDS	S-9
SELLING SHAREHOLDER	S-10
CAPITALIZATION	S-12
PLAN OF DISTRIBUTION	S-14
LEGAL MATTERS	S-16
EXPERTS	S-16
WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-16
INFORMATION PROVIDED BY THE COMPANY	S-17

BASE PROSPECTUS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	5
RATIO OF EARNINGS TO FIXED CHARGES	7
USE OF PROCEEDS	8
CAPITALIZATION	9
PLAN OF DISTRIBUTION	10
DESCRIPTION OF CAPITAL STOCK	12
DESCRIPTION OF DEBT SECURITIES	13
DESCRIPTION OF WARRANTS	19
DESCRIPTION OF PURCHASE CONTRACTS	20
DESCRIPTION OF RIGHTS	21
DESCRIPTION OF UNITS	22
TAX CONSIDERATIONS	23
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES	24
EXPENSES	25
LEGAL MATTERS	26
EXPERTS	26
WHERE YOU CAN FIND ADDITIONAL INFORMATION	26

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we or the selling shareholder may sell any combination of the securities described in the prospectus and any accompanying base prospectus supplement in one or more offerings from time to time.

This prospectus supplement describes the terms of the offerings by the selling shareholder and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The accompanying base prospectus, dated March 18, 2016, including the documents incorporated by reference therein, provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into the accompanying base prospectus — the statement in the document having the later date modifies or supersedes the earlier statement. You should read this prospectus supplement and the accompanying base prospectus, including the information incorporated by reference, in their entirety before making an investment decision.

Neither we nor the selling shareholder have authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying base prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying base prospectus or in any information we have incorporated by reference is accurate as of any date other than the date on the front of such documents.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. We have a fiscal year end of December 31.

SUMMARY
This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus, including the section entitled "Risk Factors" on page S-3 of this prospectus supplement, on page 4 of the accompanying base prospectus, and in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017.

When used in this prospectus supplement, the terms "Scorpio Tankers," the "Company," "we," "our" and "us" refer to Scorpio Tankers Inc. and/or one or more of its subsidiaries, as the context requires. "Scorpio Tankers Inc." refers only to Scorpio Tankers Inc. and not its subsidiaries. "NPTI" refers to Navig8 Product Tankers Inc. and/ or one or more of its subsidiaries, as the context requires. "Navig8 Product Tankers Inc." refers only to Navig8 Product Tankers Inc. and not its subsidiaries. Unless otherwise indicated, all references to "dollars" and "$" in this prospectus supplement are to, and amounts are presented in, United States dollars.
Our Company
We provide seaborne transportation of refined petroleum products worldwide. On May 23, 2017, we agreed to acquire NPTI, including its 27 operating product tankers, or the NPTI vessels, of which 23 vessels were acquired on September 1, 2017 through a stock-for-stock merger, for total consideration of 55.0 million of our common shares, pursuant to an agreement and plan of merger with STI Merger Subsidiary Company Limited, our wholly-owned subsidiary, and Navig8 Product Tankers Inc., and four vessels, or the NPTI Acquisition Vessels, were acquired on June 14, 2017 pursuant to a stock purchase and sale agreement by and between Scorpio Tankers Inc. and Navig8 Product Tankers (E-Ships) Inc., a wholly-owned subsidiary of NPTI, for an aggregate purchase price of $156.0 million. We collectively refer to these transactions, and the other transactions related thereto, as the "Merger."
As of September 1, 2017, after giving effect to the Merger, our fleet consisted of 105 wholly-owned or finance leased tankers with a weighted average age of approximately 2.1 years, and 20 time or bareboat chartered-in tankers. In addition, as of the same date, we had contracts for the construction of four newbuilding product tankers with expected deliveries throughout the remainder of 2017 and the first quarter of 2018.

RISK FACTORS
An investment in our common shares involves a high degree of risk. Before making an investment in our common shares, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 16, 2017, as updated by annual, quarterly and other reports and documents we file with or furnish to the SEC after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled "Where You Can Find Additional Information—Information Incorporated by Reference." The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.
Risks Related to the Merger and our Company
We may not realize all of the anticipated benefits of the Merger.
There is a risk that some or all of the expected benefits of the Merger may fail to materialize, or may not occur within the time periods anticipated. The realization of such benefits may be affected by a number of factors, many of which are beyond our control, including but not limited to the strength or weakness of the economy and competitive factors in the areas where we do business, the effects of competition in the markets in which we operate, and the impact of changes in the laws and regulations regulating the seaborne transportation or refined petroleum products industries or affecting domestic and foreign operations. The challenge of coordinating previously separate businesses makes evaluating our business and future financial prospects difficult. The success of the Merger, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully integrate the operations of both companies in a manner that results in various benefits, including, among other things, an expanded market reach and operating efficiencies, and that does not materially disrupt existing client relationships nor result in decreased revenues or dividends due to the full or partial loss of clients. The past financial performance of each of Scorpio Tankers and NPTI may not be indicative of their future financial performance. Realization of the anticipated benefits in the Merger will depend, in part, on our ability to successfully integrate both businesses. We will be required to devote significant management attention and resources to integrating our business practices and support functions. The diversion of management's attention and any delays or difficulties encountered in connection with the Merger and the coordination of the two companies' operations could have an adverse effect on our business, financial results, financial condition or share price. The coordination process may also result in additional and unforeseen expenses.
Failure to realize all of the anticipated benefits of the Merger may impact our financial performance, the price of our common shares and our ability to pay dividends on our common shares. Our declaration of dividends will be at the discretion of our board of directors.
We have incurred and may continue to incur substantial transaction fees and costs in connection with the Merger.
We have incurred and may continue to incur material non-recurring expenses in connection with the Merger, and completion of transactions in connection therewith, including costs relating to compensation change in control payments and the redemption of all outstanding NPTI preferred shares. We have incurred significant legal, advisory and financial services fees in connection with the process of negotiating and evaluating the terms of the Merger. Additional significant unanticipated costs may be incurred in the course of coordinating both businesses. Such costs may be significant and could have an adverse effect on our future results of operations, cash flows and financial condition.
Significant demands have been placed on us as a result of the Merger.
As a result of the pursuit and completion of the Merger, significant demands have been placed on our managerial, operational and financial personnel and systems. We cannot assure you that our systems, procedures and controls will be adequate to support the expansion of operations resulting from the Merger. Our future operating results will be affected by the ability of our officers and key employees to manage changing business conditions and to implement and expand our operational and financial controls and reporting systems in response to the Merger.

Our level of indebtedness is substantial and our debt agreements contain restrictive and financial covenants which may limit our ability to conduct certain activities, and further, we may be unable to comply with such covenants, which could result in a default under the terms of such agreements.
As of September 1, 2017, on a pro forma basis after giving effect to the Merger, we had an aggregate of approximately $2.9 billion of outstanding indebtedness (inclusive of obligations under sale and leaseback arrangements). Our secured credit facilities require us to maintain specified financial ratios and satisfy financial covenants, including ratios and covenants based on the market value of the vessels in our fleet.
Because some of the ratios and covenants are dependent on the market value of vessels, should charter rates or vessel values materially decline in the future, we may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet any such financial ratios and satisfy any such financial covenants. Events beyond our control, including changes in the economic and business conditions in the shipping markets in which we operate, may affect our ability to comply with these covenants. No assurance can be provided that we will meet these ratios or satisfy our financial or other covenants or that our lenders will waive any failure to do so.
These financial and other covenants may adversely affect our ability to finance future operations or limit our ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict our flexibility in planning for changes in our business and the industry and make us more vulnerable to economic downturns and adverse developments. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our credit facilities would prevent us from borrowing additional money under our credit facilities and could result in a default under our credit facilities. If a default occurs under our credit facilities, our lenders could elect to declare the issued and outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of our assets. Furthermore, our debt agreements contain cross-default provisions that may be triggered if we default under the terms of any one of our financing agreements. In the event of default by us under one of our debt agreements, the lenders under our other debt agreements could determine that we are in default under our other financing agreements. Such cross defaults could result in the acceleration of the maturity of such debt under these agreements and the lenders thereunder may foreclose upon any collateral securing that debt, including our vessels, even if we were to subsequently cure such default. In the event of such acceleration or foreclosure, we might not have sufficient funds or other assets to satisfy all of our obligations, which would have a material adverse effect on our business, results of operations and financial condition.  Our ability to meet our cash requirements, including our debt service obligations, will be dependent upon our operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are or may be beyond our control. We cannot provide assurance that our business operations will generate sufficient cash flows from operations to fund these cash requirements and debt service obligations. If our operating results, cash flow or capital resources prove inadequate, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations. If we are unable to service our debt, we could be forced to reduce or delay planned expansions and capital expenditures, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our debt agreements may limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.
In addition, the degree to which we may be leveraged as a result of the indebtedness assumed in connection with the Merger or otherwise could materially and adversely affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, could make us more vulnerable to general adverse economic, regulatory and industry conditions, and could limit our flexibility in planning for, or reacting to, changes and opportunities in the markets in which we compete.

Resales of our common shares may cause the market value of our common shares to decline.
Upon closing of the Merger, we issued approximately 55.0 million of our common shares. In addition, in consideration for the early redelivery of the NPTI vessels from the Navig8 Group product tanker pools, we agreed to issue 1.5 million of our common shares to the Navig8 Group. In connection with the issuance of these shares, we issued to Navig8 Limited a warrant on June 9, 2017 to purchase an aggregate of 222,224 of our common shares and a second warrant on September 1, 2017 to purchase an aggregate of 1,277,776 of our common shares, with each warrant exercisable on a pro-rata basis upon the redelivery of each NPTI vessel from the applicable Navig8 Group product tanker pool. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time could have the effect of depressing the market value for our common shares. The increase in the number of our common shares may lead to sales of such common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, our common shares.
The market value of our common shares may decline as a result of the Merger.
The market value of our common shares may decline as a result of the Merger if, among other things, we are unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of both businesses are not realized or if the transaction costs related to the Merger are greater than expected. The market value also may decline if we do not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by the market or if the effect of the Merger on our financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.
We are organized under the laws of the Marshall Islands and a substantial portion of our assets are, and many of our directors and executive officers reside, outside of the United States and as a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in the Marshall Islands.
We are organized under the laws of the Marshall Islands. Substantially all of our assets are located outside the United States, and all, except for Messrs. Robert Bugbee, Cameron Mackey, Brian Lee and Reidar Brekke, of our directors and executive officers reside outside the United States. In addition, all of the experts named in this prospectus supplement reside outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of us and such directors, officers or experts under the United States federal securities laws. There is uncertainty as to the enforceability in the Marshall Islands by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States federal securities laws.
We may have to pay tax on United States source income, which would reduce our earnings.
Under the United States Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder, such as where its stock is "primarily and regularly" traded on an established securities market located in the United States or a qualified foreign country. We believe that we qualified for this exemption from tax under Section 883 of the Code. Although we expect to qualify for exemption from U.S. taxation under Section 883 of the Code, there is no assurance that we will continue to qualify for this tax exemption in the future. For a more comprehensive discussion of our qualification for the exemption under Section 883 of the Code and U.S. federal income tax considerations generally, please see the discussion in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 16, 2017, under the heading "Item 10. Additional Information—E. Taxation—United States Federal Income Tax Considerations."

We may be treated as a "passive foreign investment company", which could have adverse United States federal income tax consequences to United States shareholders.
A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes cash distributions, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." For purposes of applying these tests to Scorpio Tankers Inc., Scorpio Tankers Inc. is treated, in proportion to its shareholding in a subsidiary in which it owns 25% or more of the stock in such subsidiary, as owning the assets of and deriving the income of such subsidiary. United States shareholders of a PFIC may be subject to a disadvantageous United States federal income tax regime with respect to the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. Based on our current operations and future projections, we do not believe that we have been, are, nor do we expect to become, a PFIC with respect to any taxable year. It is nonetheless possible that, contrary to our expectations, we could be a PFIC with respect to a future taxable year. For a more comprehensive discussion of the application of the PFIC rules to us and U.S. federal income tax considerations generally, please see the discussion in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 16, 2017, under the heading "Item 10. Additional Information—E. Taxation—United States Federal Income Tax Considerations."

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements." We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results or events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this prospectus, the words "believe," "expect," "anticipate," "estimate," "intend," "plan," "target," "project," "likely," "may," "will," "would," "could" and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to important factors and matters discussed elsewhere in this prospectus and in the documents incorporated by reference herein, important factors that, in our view, could cause our actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies and currencies;
•	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;
•	the cost of our newbuilding program and the delivery and performance of our newbuilding vessels;
•	our ability to successfully integrate and realize the expected benefits from acquisitions;
•	availability of financing and refinancing;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	vessels breakdowns and instances of off-hires;
•	competition within our industry;
•	termination of our customer contracts;
•	the supply of and demand for vessels comparable to ours;

•	corruption, piracy, militant activities, political instability, terrorism, ethnic unrest in locations where we may operate;
•	delays and cost overruns in construction projects;
•	our level of indebtedness;
•	our ability to obtain financing and comply with the restrictive and other covenants in our financing arrangements;
•	our need for cash to meet our debt service obligations;
•	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;
•	availability of skilled workers and the related labor costs;
•	compliance with governmental, tax, environmental and safety regulation;
•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;
•	general economic conditions and conditions in the oil and natural gas industry;
•	effects of new products and new technology in our industry;
•	the failure of counterparties to fully perform their contracts with us;
•	our dependence on key personnel;
•	adequacy of our insurance coverage;
•	our ability to obtain indemnities from customers;
•	changes in laws, treaties or regulations applicable to us;
•	the volatility of the price of our common shares; and
•	other important factors described from time to time in the reports we file and furnish with the SEC.
These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks and uncertainties, please see the section of this prospectus entitled "Risk Factors."

USE OF PROCEEDS
The proceeds from the sale of the common shares under this prospectus supplement will belong to the selling shareholder. We will not receive any proceeds from this offering.

SELLING SHAREHOLDER
As part of the Merger, in consideration for the early redelivery of the NPTI vessels from the Navig8 Group product tanker pools, we agreed to issue 1.5 million of our common shares to the Navig8 Group.  To facilitate the issuance of these common shares that are registered for resale under the Securities Act of 1933, as amended (the "Securities Act"), we issued to Navig8 Limited two warrants to purchase an aggregate of 1.5 million of our common shares.
The first warrant (the "First Warrant") was issued on June 9, 2017 and, subject to its terms and conditions, may be exercised on a pro-rata basis for up to an aggregate of 222,224 of our common shares at an exercise price of $0.01 per share, upon the redelivery date of each of the four NPTI Acquisition Vessels from the applicable Navig8 Group product tanker pool (the date on which any NPTI vessel is redelivered from a Navig8 Group product tanker pool, a "Redelivery Date"). The common shares issuable upon exercise of the First Warrant were registered for resale on June 14, 2017.
The second warrant (the "Second Warrant") was issued on September 1, 2017 and, subject to its terms and conditions, may be exercised on a pro-rata basis for an aggregate of 1,277,776 of our common shares at an exercise price of $0.01 per share, upon the Redelivery Date of each of the 23 remaining NPTI vessels. The common shares issuable upon exercise of the Second Warrant are being registered hereby.
We may, at our option, and in the event that registered common shares cannot be delivered on the applicable Redelivery Date shall be required to, satisfy our obligation to deliver such registered shares upon exercise of the warrants by delivering a cash payment to Navig8 Limited in immediately available funds on such Redelivery Date equal to the number of our common shares that is required to be delivered on such Redelivery Date multiplied by the average of the volume weighted average price per share of our common shares on the NYSE for the five (5) consecutive trading days ending on and including the trading day prior to the relevant Redelivery Date.
The selling shareholder may from time to time offer and sell pursuant to this prospectus supplement any and all of such common shares issuable upon the exercise of the Second Warrant.
Any or all of the common shares registered hereby and listed below may be offered for sale pursuant to this prospectus supplement by the selling shareholder from time to time.  Accordingly, no estimate may be given as to the amount of common shares that will be held by the selling shareholder upon consummation of any particular sale.

Name of selling shareholder	Number of common shares beneficially owned prior to the offering(1)	Number of common shares of offered hereby(1)	Number of shares of common shares beneficially owned following the offering(2)	Percentage of outstanding common shares to be beneficially owned following the offering(2)(4)
Navig8 Limited (3)	4,783,264	1,277,776	3,505,488	1.25%
Total	4,783,264	1,277,776	3,505,488	1.25%

(1)
Assumes that the selling shareholder has exercised the First Warrant and Second Warrant in full and we have not elected to make any cash payment in lieu of common shares upon any exercise of the First Warrant and Second Warrant.

(2)
Since we do not have the ability to control how many, if any, of their shares the selling shareholder listed above will sell, we have assumed that the selling shareholder will sell all of the shares offered herein for purposes of determining how many shares they will own after the offering and its ownership percentage following the offering.

(3)
The address of Navig8 Limited is First Island House, Peter Street, St. Helier, Jersey. Gary Brocklesby, Nicolas Busch, Per Juul Jensen, Jason Klopfer and Philip Stone, being the board of directors of Navig8 Limited, may be collectively deemed to have shared voting and dispositive power over the Scorpio Tankers Inc. shares owned by Navig8 Limited.

(4)
Based on 281,107,745 common shares outstanding as of August 31, 2017, adjusted to include (i) 54,999,990 common shares that will be issued in connection with the closing of the Merger and (ii) the shares issuable upon the exercise of the First Warrant and Second Warrant.

CAPITALIZATION
The following table sets forth our capitalization at March 31, 2017, on:

•	an actual basis;
•	an as adjusted basis to give effect to the following:
•
payments totaling $83.1 million related to installment payments under our newbuilding program, which included an aggregate of $65.1 million for the final installment payments on STI Bosphorus, STI Leblon and STI La Boca, MR product tankers that were delivered to us in April, June and July 2017, respectively;

•
drawdowns of $143.8 million from our secured credit facilities consisting of an aggregate of (i) $62.4 million from our 2017 Credit Facility to partially finance the purchases STI Bosphorus, STI Leblon and STI La Boca which were delivered to us in April, June and July 2017, respectively and (ii) $81.4 million from our DVB 2017 Credit Facility to refinance the existing indebtedness on our DVB Credit Facility;

•
repayments of $220.1 million on our secured credit facilities consisting of (i) $86.8 million in connection with the refinancing of the amounts borrowed on our DVB Credit Facility, (ii) $42.2 million on our 2011 Credit Facility in connection with the sales and leasebacks of STI Beryl, STI Le Rocher and STI Larvotto, (iii) $27.6 million on our BNP Paribas Credit Facility in connection with the sales of STI Emerald and STI Sapphire, (iv) $21.1 million of unscheduled repayments that were made on certain of our secured credit facilities and (v) $42.5 million of scheduled principal payments;

•
net proceeds of $7.3 million when the underwriters exercised their option to purchase additional 8.25% senior notes unsecured due 2019 in April 2017 offset by the repayment of $6.3 million of our 7.50% senior unsecured notes due October 2017, as part of the cash tender that was launched concurrently with the launch of the 8.25% senior unsecured notes due 2019 and closed in April 2017;

•	net proceeds of $72.5 million from the sales and leasebacks of STI Beryl, STI Le Rocher and STI Larvotto;
•	net proceeds of $54.9 million from the sales of STI Emerald and STI Sapphire;
•	net proceeds of $188.7 million from the issuance of 50 million common shares in an underwritten public offering in May 2017; and
•	an as further adjusted basis to give effect to the following:
•	the purchase of the NPTI Acquisition Vessels which includes a cash payment of $42.2 million and the assumption of $112.9 million of indebtedness (excluding accrued interest);
•	the payment of $83.7 million for costs related to the Merger; and
•
the issuance of an aggregate of 1.5 million common shares (which impacts shareholders' equity below) for the costs related to the early termination of NPTI's existing pooling arrangements. These shares may be issued upon the exercise of two warrants issued to the selling shareholder, the First Warrant and the Second Warrant, as described under the section entitled "Selling Shareholder." The closing price of our common shares on the date of issuance of the First Warrant was $3.82 per share.  The closing price of our common shares on the date of issuance of the Second Warrant was $4.03 per share.

Capitalization, as further adjusted, does not give effect to the pro forma balance sheet of the combined company after giving effect to the Merger (as defined below) which would incorporate cash and debt assumed, in addition to the impact of the allocation of the purchase price on the balances within shareholders' equity.

There have been no other significant adjustments to our capitalization since March 31, 2017, as so adjusted. You should read the information below in connection with the consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the base prospectus.

	As of March 31, 2017
In thousands of U.S. dollars	Actual	As adjusted	As further adjusted
Cash	$129,459	$287,141 (2)	$161,171

Current debt:
Current portion of long term debt (1)	311,548	121,332	129,900

Non-current debt:
Long term debt (1)	1,662,085	1,776,982	1,881,275
Total debt	$1,973,633	$1,898,314	$2,011,175

Shareholders' equity:
Share capital	2,247	2,747	2,749
Additional paid in capital	1,761,312	1,949,512	1,954,755
Treasury shares	(443,816)	(443,816)	(443,816)
Accumulated deficit	(11,533)	(11,533)	(11,533)
Total shareholders' equity	$1,308,210	$1,496,910	$1,502,155

Total capitalization	$3,281,843	$3,395,224	$3,513,330

(1)
The current portion at March 31, 2017 was net of unamortized deferred financing fees of $4.0 million and the non-current portion was net of unamortized deferred financing fees of $35.7 million. Debt, as adjusted, does not reflect (i) deferred financing fee activity from April 1, 2017 through September 1, 2017 which is estimated to be $2.5 million and includes estimated additions of $4.0 million as a result of the aforementioned drawdowns on new credit facilities entered into during the second and third quarter of 2017 offset by estimated write-offs of $0.8 million as a result of the refinancing of the amounts borrowed under the DVB Credit Facility and repayments of debt as a result of the aforementioned vessel sales and estimated amortization of $5.6 million and (ii) the accretion of our Convertible Notes from April 1, 2017 through September 30, 2017 of $5.1 million.

(2)	Cash, as adjusted, does not include the impact of cash flows from operations from April 1, 2017 through the date of this prospectus supplement.

PLAN OF DISTRIBUTION
The selling shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of its common shares or interests in common shares on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	block trades in which a broker-dealer will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling shareholder to sell a specified number of common shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus supplement and the accompanying base prospectus, or under an amendment to this prospectus supplement and/or the accompanying base prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling shareholder to include the pledgees, transferees or other successors in interest as selling shareholder under this prospectus supplement and the accompanying base prospectus. The selling shareholder also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement and the accompanying base prospectus.

In connection with the sale of common shares or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions that they assume. The selling shareholder may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge common shares to broker- dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus supplement and the accompanying base prospectus, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus supplement and the accompanying base prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholder from the sale of common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholder also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of common shares or interests therein may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit that they earn on any resale of the common shares may be deemed to be underwriting discounts and commissions under the Securities Act. A selling shareholder who is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act may be subject to certain statutory liabilities as underwriters under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholder and their affiliates. In addition, we will make copies of this prospectus supplement and the accompanying base prospectus available to the selling shareholder for the purpose of satisfying any applicable prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the common shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to provide customary indemnification to the selling shareholder.

We know of no existing arrangements between any selling shareholder and any broker, dealer, underwriter, or agent relating to the sale or distribution of the common shares offered by this prospectus supplement. There can be no assurance that the selling shareholder will sell any or all of the common shares pursuant to this prospectus supplement.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS
The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The sections included in the Company's Annual Report on Form 20-F for the year ended December 31, 2016 which have been attributed to Drewry Shipping Consultants Ltd., including the section entitled "The International Oil Tanker Shipping Industry," have been reviewed by Drewry Shipping Consultants Ltd., which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement on Form F-3 (Registration No. 333-210284) relating to the securities offered by this prospectus supplement with the SEC. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are also available on our website at http://www.scorpiotankers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying base prospectus.

Information Incorporated By Reference

The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and certain future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•
Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 16, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
Our Reports of Foreign Private Issuer on Form 6-K, furnished to the SEC on August 29, 2017, August 16, 2017, July 28, 2017, July 19, 2017, June 5, 2017, May 30, 2017, May 23, 2017, May 11, 2017, May 8, 2017, April 28, 2017, April 24, 2017, April 20, 2017, March 31, 2017 and March 28, 2017.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain current reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference into this prospectus supplement by writing or telephoning us at the following addresses:

MONACO	NEW YORK
9, Boulevard Charles III, MC 98000 Monaco Tel: (011) 377-9798-5716	150 East 58th Street, New York, NY 10155 Tel: (212) 542-1616

INFORMATION PROVIDED BY THE COMPANY

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with IFRS. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Prospectus
SCORPIO TANKERS INC.
Common Shares, Preferred Shares, Debt Securities, Warrants, Purchase Contracts, Rights and Units
Through this prospectus, we or any selling shareholder may periodically offer common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
This prospectus describes some of the general terms that may apply to these securities.  The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be set forth in an amendment to the registration statement of which this prospectus forms a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.
The securities issued under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol "STNG," our 7.50% Unsecured Senior Notes due 2017 are listed on the NYSE under the symbol "SBNB" and our 6.75% Unsecured Senior Notes due 2020 are listed on the NYSE under the symbol "SBNA."
Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled "Cautionary Statement Regarding Forward-Looking Statements" and the section entitled "Risk Factors" of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The date of this prospectus is March 18, 2016.

TABLE OF CONTENTS
Page

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	5
RATIO OF EARNINGS TO FIXED CHARGES	7
USE OF PROCEEDS	8
CAPITALIZATION	9
PLAN OF DISTRIBUTION	10
DESCRIPTION OF CAPITAL STOCK	12
DESCRIPTION OF DEBT SECURITIES	13
DESCRIPTION OF WARRANTS	19
DESCRIPTION OF PURCHASE CONTRACTS	20
DESCRIPTION OF RIGHTS	21
DESCRIPTION OF UNITS	22
TAX CONSIDERATIONS	23
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES	24
EXPENSES	25
LEGAL MATTERS	26
EXPERTS	26
WHERE YOU CAN FIND ADDITIONAL INFORMATION	26
___________________________________________
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell, from time to time, our common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units described in this prospectus, in one or more offerings. No limit exists on the aggregate amount of the securities we or any selling shareholder may sell pursuant to the registration statement of which this prospectus forms a part. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading "Where You Can Find Additional Information."
This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement.  Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled "Where You Can Find Additional Information."
Unless the context otherwise requires, when used in this prospectus, the terms "Scorpio Tankers," the "Company," "we," "our" and "us" refer to Scorpio Tankers Inc. and its subsidiaries. "Scorpio Tankers Inc." refers only to Scorpio Tankers Inc. and not its subsidiaries.

Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, and amounts are presented in, United States dollars.  We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.  We have a fiscal year end of December 31.

PROSPECTUS SUMMARY
This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus and the information incorporated by reference herein, including the section entitled "Risk Factors."
Our Company
Scorpio Tankers Inc. was incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporations Act on July 1, 2009. We provide seaborne transportation of refined petroleum products worldwide. We began our operations in October 2009 with three vessel owning and operating subsidiary companies. In April 2010, we completed our initial public offering of common stock and commenced trading on the NYSE under the symbol "STNG." We have since expanded our fleet and as of the date of this prospectus, our fleet consists of 78 wholly owned product tankers (consisting of 18 LR2 tankers, 14 Handymax tankers and 46 MR tankers) with an average age of approximately 1.5 years, and 11 time or bareboat chartered-in product tankers that we operate (consisting of three Handymax tankers, four MR tankers, one LR1 tanker and three LR2 tankers), which we refer to collectively as our Operating Fleet. In addition, we currently have contracts for the construction of 12 newbuilding product tankers (consisting of eight MR tankers and four LR2 tankers), which we refer to as our Newbuilding Program. Of the vessels in our Newbuilding Program, the four LR2 tankers are expected to be delivered to us in throughout 2016 (one per quarter) and the eight MR tankers are expected to be delivered to us throughout 2017.  We have also reached an agreement to sell four of our 2014-built MRs to an unrelated third party.  These sales are expected to close in the first and second quarters of 2016.
Corporate Structure
We were incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act on July 1, 2009.  We currently maintain our principal executive offices at 9, Boulevard Charles III, Monaco 98000 and our telephone number at that location is +377-9798-5716. We also maintain an office in the United States at 150 East 58th Street, New York, New York 10155 and the telephone number at that address is 212-542-1616. We own each of the vessels in our owned fleet, and expect to own each additional vessel that we acquire into our owned fleet in the future, through separate wholly-owned subsidiaries incorporated in the Republic of the Marshall Islands. The vessels in our time chartered-in fleet are chartered-in to our wholly-owned subsidiary, STI Chartering and Trading Ltd.
RECENT AND OTHER DEVELOPMENTS
Agreement to Sell Five MR Product Tankers
In February 2016, we reached an agreement with an unrelated third party to sell five 2014-built MR product tankers (STI Powai, STI Lexington, STI Chelsea, STI Olivia and STI Mythos) for approximately $33.3 million each.   The sale of STI Lexington closed in March 2016 and the sales of the remaining four vessels are expected to close by June 2016.  As a result of the closing of the sale of STI Lexington, we repaid $18.4 million on our K-Sure Credit Facility and expect to write-off $0.7 million of deferred financing fees during the first quarter of 2016.  We expect to record an aggregate write-down on the sales of all five vessels of approximately $3.2 million during the first quarter of 2016 in connection with these transactions.

Time Chartered-In Vessels

In March 2016, we entered into time charter-in agreements with an unrelated third party on three ice class 1A Handymax product tankers.  Each agreement is for three years at $15,600 per day and we have two consecutive one year options to extend the agreements at $16,500 per day and $17,500 per day, respectively.  These time charters are expected to commence before the end of March 2016.  In addition, we have the option to time charter-in up to four additional ice class 1A Handymax product tankers under the same terms.

In February 2016, we exercised an option to extend the charter on an LR1 product tanker that we currently time charter-in.  The term of the original charter was for one year at $16,250 per day.  The extended term is for an additional year at a rate of $17,250 per day, commencing in March 2016.

Dividend Declaration
On February 25, 2016, our Board of Directors declared a quarterly cash dividend of $0.125 per share, payable on March 30, 2016 to all shareholders of record as of March 10, 2016.

Credit Facilities
In March 2016, we drew down $26.0 million from our ING Credit Facility to partially finance the delivery of STI Grace, which is scheduled to occur on March 18, 2016.
In March 2016, we amended and restated our $87.0 million credit facility with ING Bank N.V. to increase the borrowing capacity to $132.5 million. The remaining terms and conditions of the facility remained unchanged and the proceeds from the increased borrowing capacity are expected to be used to partially finance the purchase of STI Lombard (currently bareboat chartered-in) and to refinance the existing indebtedness on an MR product tanker (2015-built).
We refinanced the outstanding indebtedness related to STI Battery by repaying $18.2 million on our 2013 Credit Facility in January 2016 and drawing down $17.25 million from our BNP Paribas Credit Facility in February 2016.

Convertible Senior Notes due 2019
Effective as of March 10, 2016, we adjusted the conversion rate of our Convertible Senior Notes due 2019, or the Notes, to reflect the payment of a cash dividend of $0.125 on our common shares. The new conversion rate for the Notes is 90.5311 common shares per $1,000 principal amount of the Notes, representing an increase of the prior conversion rate of 1.8521 common shares for each $1,000 principal amount of the Notes.
$250 Million Securities Repurchase Program
In May 2015, our Board of Directors authorized a new Securities Repurchase Program to purchase up to an aggregate of $250 million of our common stock and bonds, which currently consist of our (i) Convertible Senior Notes Due 2019, which were issued in June 2014, (ii) Unsecured Senior Notes Due 2020 (NYSE: SBNA), which were issued in May 2014, and (iii) Unsecured Senior Notes Due 2017 (NYSE: SBNB), which were issued in October 2014. This program replaces our stock buyback program that was previously announced in July 2014 and was terminated in conjunction with this new repurchase program.
Since January 1, 2016 through March 17, 2016, we have acquired an aggregate of 2,299,606 of our common shares that are being held as treasury shares at an average price of $5.96 per share.
We have $164.5 million remaining under our Securities Repurchase Program as of March 17, 2016. We expect to repurchase any securities in the open market, at times and prices that are considered to be appropriate by us, but are not obligated under the terms of the program to repurchase any securities.

RISK FACTORS
An investment in our securities involves a high degree of risk.  Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and in any prospectus supplement, including the risks described under the heading "Risk Factors" in our Annual Report on Form 20-F filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled "Where You Can Find Additional Information."
The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements." We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results or events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this prospectus, the words "believe," "expect," "anticipate," "estimate," "intend," "plan," "target," "project," "likely," "may," "will," "would," "could" and similar expressions, terms, or phrases may identify forward-looking statements.
The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to important factors and matters discussed elsewhere in this prospectus and in the documents incorporated by reference herein, important factors that, in our view, could cause our actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies and currencies;
•	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;
•	the cost of our newbuilding program and the delivery and performance of our newbuilding vessels;
•	availability of financing and refinancing;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	vessels breakdowns and instances of off-hires;
•	competition within our industry;
•	termination of our customer contracts;
•	the supply of and demand for vessels comparable to ours;
•	corruption, piracy, militant activities, political instability, terrorism, ethnic unrest in locations where we may operate;

•	delays and cost overruns in construction projects;
•	our level of indebtedness;
•	our ability to obtain financing and comply with the restrictive and other covenants in our financing arrangements;
•	our need for cash to meet our debt service obligations;
•	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;
•	availability of skilled workers and the related labor costs;
•	compliance with governmental, tax, environmental and safety regulation;
•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;
•	general economic conditions and conditions in the oil and natural gas industry;
•	effects of new products and new technology in our industry;
•	the failure of counterparties to fully perform their contracts with us;
•	our dependence on key personnel;
•	adequacy of our insurance coverage;
•	our ability to obtain indemnities from customers;
•	changes in laws, treaties or regulations applicable to us;

•	the volatility of the price of our common shares; and
•	other important factors described from time to time in the reports we file and furnish with the Commission.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks and uncertainties, please see the section of this prospectus entitled "Risk Factors."

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our unaudited ratio of earnings to fixed charges for the periods presented.
	Years ended December 31,
	2015	2014	2013	2012		2011

Ratio of earnings to fixed charges(1)	3.20x	1.80x	1.90x	-	(2)	-	(2)
__________________________
(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges:
•	"earnings" consist of net income before income or loss from associate as prepared under IFRS, plus fixed charges and the amortization of capitalized interest, net of capitalized interest; and
•	"fixed charges" represent interest expensed and capitalized, amortization of deferred financing fees (whether expensed or capitalized) and the Company's estimate of the interest component of rent.
The ratios of earnings to fixed charges are ratios that we are required to present in this prospectus and have been calculated in accordance with Commission rules and regulations. These ratios have no application to any of our credit facilities or unsecured borrowings and we believe they are not ratios generally used by investors to evaluate our overall operating performance.
(2)	Our earnings were insufficient to cover fixed charges and accordingly, the ratio was less than 1:1. We would have needed to generate additional earnings of $29.7 million and $83.3 million to achieve coverage of 1:1 in the years ended December 31, 2012 and 2011, respectively.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of securities as set forth in the applicable prospectus supplement.  We will not receive any proceeds from sales of our securities by selling shareholders.

CAPITALIZATION
Each prospectus supplement will include information about our capitalization.

PLAN OF DISTRIBUTION
We or any selling shareholder may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we or the selling shareholders may sell some or all of our securities included in this prospectus through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.
In addition, we or the selling shareholders may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:
•	enter into transactions involving short sales of our common shares by broker-dealers;
•	sell common shares short and deliver the shares to close out short positions;
•	enter into option or other types of transactions that require us or the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us, any selling shareholder or borrowed from us or any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have or will inform the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market.  The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.
At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the selling shareholders' securities on the basis of parameters described in such trading plans.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to the securities offered and sold by us under this Registration Statement.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of our capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in our Annual Report on Form 20-F, filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto.  Please see the section of this prospectus entitled "Where You Can Find Additional Information."
Authorized Capital Stock
Under our amended and restated articles of incorporation our authorized capital stock consists of 400,000,000 common shares, par value $0.01 per share, of which 173,035,794 shares are currently issued and outstanding (which excludes 49,323,438 shares held as treasury shares), and 25,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.
Description of Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.
Description of Preferred Shares
Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and the voting rights, if any, of the holders of the series.
Registrar and Transfer Agent
The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.
Listing
Our common shares are listed on the NYSE under the symbol "STNG."

DESCRIPTION OF DEBT SECURITIES
We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto).  The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.  Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.
The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings.  We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as "subsequent filings."  The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
We expect that neither indenture will limit the amount of debt securities which may be issued.  The debt securities may be issued in one or more series.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•	if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;
•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;
•	whether the debt securities will be our senior or subordinated securities;
•	whether the debt securities will be our secured or unsecured obligations;
•	the applicability and terms of any guarantees;
•	the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;
•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;
•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;
•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;
•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;
•	any restrictive covenants or other material terms relating to the debt securities;
•	whether the debt securities will be issued in the form of global securities or certificates in registered form;
•	any listing on any securities exchange or quotation system;
•	additional provisions, if any, related to defeasance and discharge of the debt securities; and
•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above.  Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee.  Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof.  No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.
Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount.  United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.
Senior Debt
We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt.  The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture.  Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.
Covenants
Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	our ability to incur either secured or unsecured debt, or both;
•	our ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;
•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.

Modification of the Indentures
We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class.  But we expect that no modification that:
(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;
(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);
(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
(6)	makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or
(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;
will be effective against any holder without his consent.  Other terms as specified in subsequent filings may be modified without the consent of the holders.
Events of Default
We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium at maturity;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and
•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filings with respect to any class or series of debt securities.
We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable.  Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture.  We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity.  Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.  We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders.  This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants
We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase any of our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The warrants will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the security otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.
The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights. The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see "Where You Can Find Additional Information" of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.
The rights will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities.  The applicable prospectus supplement will describe the terms of the offered units.

TAX CONSIDERATIONS
United States Federal Income Tax Considerations
Our Annual Report on Form 20-F filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are a Marshall Islands company, and our principal executive office is located outside of the United States in Monaco, although we also have an office in New York. Some of our directors, officers and the experts named in this Registration Statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
$(1)
Commission Registration Fee	$		*
Printing and Engraving Expenses	$		*
Legal Fees and Expenses	$		*
Accountants' Fees and Expenses	$		*
NYSE Supplemental Listing Fee	$		*
FINRA Fee		$225,500
Blue Sky Fees and Expenses	$		*
Transfer Agent's Fees and Expenses	$		*
Miscellaneous Costs	$		*
Total	$		*

(1)	The Registrant is registering an indeterminate amount of securities under the registration statement in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee in connection with such securities until the time the securities are sold under the registration statement pursuant to a prospectus supplement.
*	To be provided by a prospectus supplement or as an exhibit to report on Form 6-K that is incorporated by reference into this Registration Statement.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.
EXPERTS
The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The sections included in the Company's Annual Report on Form 20-F for the year ended December 31, 2015 which have been attributed to Drewry Shipping Consultants Ltd., including the section entitled "The International Oil Tanker Shipping Industry," have been reviewed by Drewry Shipping Consultants Ltd., which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission.  You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.  Further information about our company is available on our website at http://www.scorpiotankers.com.  The information on our website does not constitute a part of this prospectus.
Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•	Our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 18, 2016, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.
•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on March 26, 2010, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not, and any underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
Monaco	New York
9, Boulevard Charles III Monaco 98000	150 East 58th Street New York, New York 10155, USA
Tel: +377-9798-5716	Tel: +1 212 542 1616

Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

1,277,776 Common Shares

Scorpio Tankers Inc.

Common Shares

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PROSPECTUS SUPPLEMENT

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September 1, 2017